INDEPENDENT REGISTERED AUDITORS' CONSENT

We consent to the inclusion of our report dated April 14, 2006 to the directors of the Phantom Fiber Corporation on the Consolidated financial statements as at December 31, 2005 and for the year then ended in the Annual Report on Form 10-KSB for the year ended December 31, 2006 to be filed on April 16. 2007.

Toronto, Canada
April 16, 2007	/s/ Mintz & Partners LLP